Moody National Reit I, Inc. 8-K

EXHIBIT 10.6

COMMERCIAL LOAN AGREEMENT

THIS COMMERCIAL LOAN AGREEMENT is made and entered into as of the 3rd day of June, 2011, but effective as of the 5th day of May, 2011, by and among PATRIOT BANK, a Texas banking association, whose address for purposes of notice hereunder is 7500 San Felipe, Suite 125, Houston, Texas 77063, Attention: Jim Franer (“Lender”), MNHP NOTE HOLDER, LLC, a Delaware limited liability company (“Borrower”),  BRETT C. MOODY (“BCM”), MOODY NATIONAL REALTY COMPANY, L.P., a Texas limited partnership, (“MNRC”), MOODY NATIONAL MORTGAGE CORPORATION, a Texas corporation (“MNMC”), and MOODY NATIONAL MANAGEMENT, L.P., a Texas limited partnership (“MNM”).  The address for notice hereunder to Borrower, BCM, MNRC, MNMC and MNM is 6363 Woodway, Suite 110, Houston, Texas 77057.

RECITALS

A.           Borrower desires that Lender extend to Borrower a loan in the amount of ELEVEN MILLION FOUR HUNDRED EIGHTY-THREE THOUSAND TWO HUNDRED SEVENTY-NINE AND 54/100 DOLLARS ($11,483,279.54) to finance Borrower’s acquisition of the Collateral Note and the other Collateral Loan Documents.

B.           The Loan Parties are executing the Loan Documents contemporaneously herewith.

C.           Borrower desires to secure all of its obligations under the Loan Documents by granting to Lender a Lien upon the Collateral Note and the Collateral Loan Documents as set forth in the Loan Documents.

D.           Guarantors desires to guaranty repayment of the Indebtedness as set forth in the Guaranty Agreements.

E.           The Loan Parties and Lender desire to document the terms and conditions under which the funds will be loaned to Borrower by Lender, and to document the respective rights, duties and obligations of the Loan Parties and Lender with respect to such loan, the Loan Documents, and any and all renewals, rearrangements or extensions thereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loan and commitment hereinafter referred to, the Loan Parties and the Lender agree as follows:

ARTICLE I
DEFINITIONS AND USE OF TERMS

1.01           Certain Definitions.  In addition to the terms defined throughout this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” means, as to any Person, any other Person: (a) directly or indirectly controlling, controlled by, or under common control with, such Person; (b) directly or indirectly owning or holding

10% or more of any equity interest in such Person; or (c) 10% or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Person in question. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by," and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of any Loan Party.

"Agreement" means this Commercial Loan Agreement, as the same may from time to time be amended or supplemented.

“Allonge” means an allonge in form and substance satisfactory to Lender in its sole discretion, to be executed and delivered by Borrower to Lender to assign and transfer the Collateral Note to Lender.

"Borrower" means all Persons named Borrower in the first paragraph of this Agreement.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Texas are authorized or required by law to close.

“Change of Control” shall occur if (a) MNOPI and MNRC shall collectively cease beneficially to own and control, directly or indirectly, at least 51% of the issued and outstanding Equity Interests in Borrower, (b) MNOPI shall cease to serve as the sole manager of Borrower, or (c) all of the current holders of Equity Interests in either Guarantor, MMC and/or MRC shall cease beneficially to own and control, directly or indirectly, at least 70% of the issued and outstanding Equity Interests in either Guarantor, MMC and/or MRC.

"Closing Date" means the execution date of this Agreement.

"Code" means the Uniform Commercial Code of the State of Texas or of any other state having jurisdiction with respect to any of the Rights of Lender under the Loan Documents.

“Collateral” means all property, now or hereafter existing or hereafter acquired, real or personal, tangible or intangible, and all rights thereto, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Lender pursuant to the Loan Documents, including, without limitation, the Collateral Note and the other Collateral Loan Documents.  The term “Collateral” is expressly defined as meaning all or, where the context permits or requires, any portion of the Collateral and all or, where the context permits or requires, any interest therein.

“Collateral Assignment” means the Collateral Assignment of Note and Liens of even date herewith pursuant to which Borrower pledges the Collateral Note and other Collateral Loan Documents to Lender as security for the Loan, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Collateral Loan Agreement” means the Amended and Restated Commercial Loan Agreement dated March 5, 2010, to be effective as of March 5, 2010, between Collateral Note Maker and Lender.

“Collateral Loan Documents” means, collectively, the Collateral Note and all instruments, agreements and documents evidencing, relating to and/or securing all or any portion of the indebtedness evidenced by the Collateral Note, as such instruments, agreements and documents may have been or may hereafter be amended from time to time.

“Collateral Loan Party” has the meaning ascribed to such term in the Collateral Assignment.

“Collateral Note” means that certain Real Estate Lien Note (Non-Recourse) dated August 5, 2008, executed by Collateral Note Maker, payable to the order of Lender in the stated principal amount of $13,000,000.00, as assigned by Lender to Borrower, and any and all renewals, modifications rearrangements, reinstatements, enlargements, or extensions of such promissory note or of any promissory note or notes given in renewal, substitution or replacement therefor.

“Collateral Note Maker” means MOODY NATIONAL HP GRAPEVINE TRUST, a Delaware statutory trust.

“Collateral Property” has the meaning ascribed to such term in the Collateral Assignment.

"Constituent Documents" means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (g) in the case of any other entity, its organizational and governance documents and agreements.

"Current Date" means a date within thirty (30) days prior to the Closing Date.

"Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, insolvency, reorganization, or other similar laws, domestic or foreign, including but not limited to those in Title 11 of the United States Code, as amended from time to time, affecting the rights or remedies of creditors generally, as in effect from time to time.

“Default” means any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Environmental Law” means all federal, state, or local laws, statutes, ordinances and regulations, whether now existing or hereafter in effect, pertaining to health, industrial hygiene, or the environmental conditions on, under, or about the Collateral, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. § 1251 et seq. (“CWA”), the Clean Air Act, 42 U.S.C. § 7401 et seq. (“CAA”), the Federal Water  Pollution Control Act, 33 U.S.C. § 1251 et seq. and any corresponding state laws or ordinances, the Texas Water Code § 26.001 et seq. (“TWC”), the Texas Solid Waste Disposal Act, Texas Health & Safety Code § 361.001 et seq. (“THSC”), and regulations, rules, guidelines and/or standards promulgated pursuant to such laws, statutes and regulations, and such statutes, regulations rules, guidelines and standards are amended from time to time.

“Environmental Claim” means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances.  An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

“Environmental Liabilities” means all liabilities arising from any Environmental Claim, Environmental Permit or requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including remedial, removal, response, abatement, restoration (including natural resources), investigative, monitoring, personal injury and damage to Property or natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit, including reasonable attorneys’ fees and court costs.

“Environmental Matters” means matters relating to pollution or protection of the environment, including emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water or ground water, or land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable Laws relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land surface or subsurface; or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000, et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

“ERISA Plan” means any employee benefit plan subject to Title IV of ERISA and maintained by a Loan Party or any such plan to which a Loan Party is required to contribute on behalf of its employees.

“Excepted Liens” means: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action; (ii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (iii) legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature; and (iv) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted.

“Event of Default” has the meaning set forth in Article VII and in any other provision hereof using the term.

"Financial Statements" means, individually and/or collectively, the financial statements of Borrower and any other Loan Party submitted to Lender from time to time.

“GAAP”  means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of ’Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports’" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

"Governmental Authority" means any and all applicable courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) or for any quasi-governmental units (development districts or authorities), whether now or hereafter in existence.

"Guarantor" means, individually and/or collectively, as the context may permit or require, BCM, MNRC, MNMC and MNM.

"Guaranty Agreement" means a continuing guaranty of the Indebtedness executed by Guarantor.

“Hazardous Substance”  means any substance, product, waste, or other material which is or becomes listed, regulated, or addressed as being a toxic, hazardous, polluting, or similarly harmful substance under any Environmental Law, including without limitation: (i) any substance included within the definition of “hazardous waste” pursuant to Section 1004 of RCRA; (ii) any substance included within the definition of “hazardous substance” pursuant to Section 101 of CERCLA; (iii) any substance included within the definition of “regulated substance” pursuant to Section 26.342(9) of TWC; (iv) any substance included within the definition of “hazardous substance” pursuant to Section 361.003(13) of THSC; (v) asbestos; (vi) polychlorinated biphenyls; (vii) petroleum products; (viii) underground storage tanks, whether empty, filled or partially filled with any substance; (ix) any radioactive materials, urea formaldehyde foam insulation, radon; and (x) any other chemical, material or substance the exposure to which is prohibited, limited or regulated by any Governmental Authority on the basis that such chemical, material or substance is toxic, hazardous or harmful, to human health or the environment.

"Indebtedness" means all obligations, indebtedness, and liabilities of Borrower and/or any other Loan Party to Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, any swap or other hedge agreements maintained with Lender, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all reasonable attorneys' fees and other expenses incurred in the enforcement or collection thereof.

“Laws” means all of the following in effect at any time: (a) all orders of any court, all federal, state, county, municipal and other governmental and quasi-governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. Sections 12101

12213 (1991), all Terrorism Laws and all Environmental Laws, any zoning or other land use entitlements and any requirements which may require repairs, modifications or alterations in or to the Collateral, (b) all foreign country (non-United States) statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions, whether now or hereafter enacted and in force, (c) all Permits at any time in force affecting the Collateral or the occupancy, operation, ownership, transfer or use thereof, and (d) all covenants, agreements, restrictions and encumbrances running in favor of any Person, contained in any instruments, either of record or known to Borrower, at any time in force affecting the Collateral or the occupancy, operation, ownership, transfer or use thereof.

“Leases” shall mean any and all written leases, master leases, subleases, licenses, concessions, rental agreements, or other agreements (whether written or oral, or now or hereafter in effect) which grant to third parties a possessory interest in and to, or the right to use or occupy, all or any part of the Real Property Collateral, together with all security and other deposits or payments made in connection therewith.

"Lender" means Lender named in the first paragraph of this Agreement and its successors and assigns, in whole or in part.

"Lien" means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) intended to secure an obligation to a creditor.

"Loan" means that certain loan extended by Lender to Borrower in the principal amount of ELEVEN MILLION FOUR HUNDRED EIGHTY-THREE THOUSAND TWO HUNDRED SEVENTY-NINE AND 54/100 DOLLARS ($11,483,279.54) pursuant to this Agreement.

"Loan Documents" means this Agreement, the Note, the Guaranty Agreements, the Allonge, the Collateral Assignment, and any and all other documents now or hereafter executed or delivered by Borrower, any other Loan Party or any other Person in connection with the Loan, the indebtedness evidenced by the Note, or the covenants contained in this Agreement or in any other Loan Document.

“Loan Party” means Borrower, each Guarantor and each other Person who is, or whose property is, directly or indirectly liable for the Indebtedness or any part thereof.

"Margin Stock" has the meaning given thereto in Section 221.3(v) of Regulation U, promulgated by the Board of Governors of the Federal Reserve System, F.R.S. Reg. U., 12 C.F.R. part 221 (January 1, 1983 revision), as amended from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of Borrower or any other applicable Person; (b) the ability of Borrower or any other applicable Person to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of this Agreement, the Note or any other Loan Document or the Rights of Lender under the Loan Documents.

“Maturity Date” means March 5, 2018, as the same may hereafter be accelerated pursuant to the provisions of the Note, or any of the other Loan Documents.

“Maximum Rate” means on any day, the maximum non-usurious rate of interest permitted for that day by whichever of applicable federal or Texas (or any jurisdiction whose usury laws are deemed to apply to the Note or other loan documents despite the intention and desire of the parties to apply the usury laws of the State of Texas) laws permit the higher interest rate, stated as a rate per annum.  On each day, if any, that Chapter 1D of Title 79, Texas Rev. Civ. Stats. 1925, as amended, establishes the Maximum Rate, the Maximum Rate shall be the “Weekly Rate Ceiling” (as defined in Section 303 of the Texas Finance Code) for that day.  Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code or Chapter 1D by notice to Borrower, if and to the extent permitted by the Texas Finance Code or Chapter 1D.  Without notice to Borrower or any other Person, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum non-usurious rate of interest permitted by applicable law fluctuates.  If no maximum non-usurious rate is established by applicable law, then the term “Maximum Rate” shall mean a rate of interest equal to eighteen percent (18%) per annum.

“MMC” means MOODY MANAGEMENT CORPORATION, a Texas corporation.

“MNOPI” means MOODY NATIONAL OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership.

“MNRI” means MOODY NATIONAL REIT I, INC., a Maryland corporation.

“MRC” means MOODY REALTY CORPORATION, a Texas corporation.

“Net Operating Income” shall be deemed to mean the gross income from the Real Property Collateral minus the Actual Operating Expenses incurred; provided, however, that neither depreciation nor amortization shall serve to reduce the calculation of Net Operating Income.

"Note" means that certain Promissory Note dated of even date herewith, executed by Borrower and payable to the order of Lender in the principal amount of the Loan, together with all modifications, renewals and extensions thereof.

"Obligations" means all of the Loan Parties’ obligations under the Loan Documents and other agreements and other documentation executed and/or to be executed by the Loan Parties in furtherance of the Loan, as amended, supplemented, or modified from time to time.

“Permits” means all permits, licenses, franchises, approvals, variances and land use entitlements necessary for the occupancy, operation, lease, ownership and use of the Collateral.

“Permitted Temporary Defaults” means mean (a) from the Closing Date through and including December 31, 2011, the defaults under the Collateral Loan Documents listed on Exhibit “C” hereto, and (b) from and after December 31, 2011, none.

"Person" means any corporation, limited liability company, limited liability partnership, general partnership, limited partnership, firm, association, joint venture, trust or any other association or legal entity, including any public or governmental body, quasi-governmental body, agency or instrumentality, as well as any natural person.

“Real Property Collateral” means any estates or interests in real property and related improvements and appurtenances thereto included in the Collateral.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 221.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Part 224.

"Rights" means rights, remedies, powers and privileges.

“SNDA” means, with respect to a given Lease, a Subordination, Non-Disturbance and Attornment Agreement, in form and substance acceptable to Lender in its sole discretion, executed by the applicable Loan Party, Lender and the tenant under such Lease.

“Subsidiary” shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding Equity Interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

“Tax Agreement” means a written agreement between Collateral Note Maker and the applicable taxing authorities allowing Collateral Note Maker to pay the 2010 ad valorem taxes on the Collateral Property in installments, which agreement shall be in form and substance satisfactory to Lender.

1.02           Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents nor to affect the meaning thereof.

1.03           Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.  Reference herein to Borrower, to Guarantor or to Loan Party shall mean, jointly and severally, each Person comprising same.

1.04           Money.  Unless stipulated otherwise, all references herein or in any of the Loan Documents to "Dollars," "money," "payments," or other similar financial or monetary terms are references to currency of the United States of America.

1.05           Articles, Sections and Exhibits.  All references herein to Articles and Sections are, unless specified otherwise, references to articles and sections of this Agreement.  All references herein to an "Exhibit," "Annex" or "Schedule" are references to exhibits, annexes or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit, annex or schedule attached hereto, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.  The words "herein," "hereof," "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.

ARTICLE II
AMOUNT AND TERMS OF LOAN

2.01           Commitment To Lend.  Subject to and upon the terms, covenants, and conditions hereof, Lender hereby agrees to lend to Borrower the sum of ELEVEN MILLION FOUR HUNDRED EIGHTY-THREE THOUSAND TWO HUNDRED SEVENTY-NINE AND 54/100 DOLLARS ($11,483,279.54) to be advanced at closing.  An amount repaid may not be reborrowed.

2.02           Other Fees and Expenses.

(a)           Expenses and Attorneys Fees.  The Loan Parties agree to promptly pay all reasonable fees, costs and expenses (including those of attorneys) incurred by Lender in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated herein and in connection with the continued administration of any of the Loan Documents including any amendments, modifications, and waivers, and including, without limitation, all fees incurred by Lender in connection with the appraisal of the Collateral Property and any review of such appraisal(s).  All such fees, costs, and expenses shall be payable on demand by Lender and, if not paid within ten (10) days after such demand, shall thereafter be deemed part of the Indebtedness and secured by the Collateral.

(b)           Enforcement Expenses.  The Loan Parties agree to promptly pay all reasonable fees, costs, and expenses (including those of attorneys) incurred by Lender in connection with any action to enforce any Loan Document or to collect any payments due from any Loan Party.  All fees, costs, and expenses for which the Loan Parties are responsible under this Section 2.02(b) shall be deemed part of the Indebtedness when incurred, payable on demand, and secured by the Collateral.

2.03           Note.  The Note shall be repayable in accordance with the terms and provisions set forth therein.  The Note shall be issued by the Borrower to the Lender and shall be duly executed and delivered by one or more authorized representatives of Borrower.

2.04           Interest.

(a)           Interest Rate.  The Loan shall bear interest at the rate set forth in the Note; provided that (i) while an Event of Default pursuant to Section 7.01(a) is continuing, or (ii) (A) while any Event of Default other than pursuant to Section 7.01(a) is continuing and (B) Lender has given Borrower notice that it has exercised its right to increase the rate of interest, the Loan shall bear interest at the Maximum Rate.  Borrower shall pay to Lender all accrued but unpaid interest on the Loan as set forth in the Note.

(b)           Recapture.  If the stated rates of interest under this Agreement ever exceed the Maximum Rate, then the outstanding principal amount of the Loan made hereunder shall bear interest at the Maximum Rate until the difference between the interest which would have been due at the stated rates of interest and the amount due at the Maximum Rate (the “Lost Interest”) has been recaptured by Lender.  If when the Loan made hereunder is repaid in full the Lost Interest has not been fully recaptured by Lender pursuant to the preceding sentence, then the Loan made hereunder shall be deemed to have accrued interest at the Maximum Rate from the effective date of this Agreement to the date of repayment the extent necessary to recapture the

Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, Borrower shall pay to Lender the amount of the Lost Interest remaining to be recaptured by Lender.  Notwithstanding the foregoing or any other term in this Agreement or any document, instrument or agreement executed in connection herewith to the contrary, it is the intention of Lender and Borrower to conform strictly to any applicable usury laws.  Accordingly, if Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at Lender’s option be applied to the outstanding amount of the Note or be refunded to Borrower.

(c)           Increase of Interest Rate.   In the event that any Event of Default occurs under the Note or any other Loan Document, including, but not limited to, the furnishing of financial statements as required by Lender, the annual interest rate on the Note may, at Lender’s sole option, be increased to the lesser of (i) the maximum rate allowed by law, or (ii) two (2.00%) percentage point(s) higher than the annual interest rate as set forth in the Note.  Any increase in the interest rate shall be effective, at Lender’s sole option, the month following the occurrence of the Event of Default and may result in a higher balloon payment due at maturity.

2.05            Guaranty.  The full and prompt payment of all Obligations hereunder will be unconditionally guaranteed by Guarantors pursuant to the Guaranty Agreements.

2.06           [Intentionally Omitted.]

2.07           [Intentionally Omitted.]

2.08           Payments.  All payments shall be made to Lender at its office set forth in the preamble of this Agreement, without offset or reduction.  Whenever any payment of principal or of interest shall be due on a day which is not a Business Day, the date for payment thereof shall be accelerated to the last Business Day immediately preceding the due date.

2.09           Term of the Agreement.  The Agreement shall be effective until the earlier of (a) the date on which the Indebtedness is paid in full and all other Obligations due and owing at such time shall have been satisfied or (b) the Maturity Date. Upon the termination of this Agreement, any unpaid Indebtedness shall be immediately due and payable without notice or demand by Lender. Notwithstanding any type of termination, until all Indebtedness has been fully paid and all Obligations fully satisfied, Lender shall be entitled to retain the security interests in all Collateral granted under the Loan Documents.

2.10           Use of Proceeds of Loan.  The proceeds of the Loan shall be used to finance Borrower’s acquisition of the Collateral Note and the other Collateral Loan Documents.

ARTICLE III
CONDITIONS TO LOAN

3.01           Conditions to Loan.  The obligation of Lender to fund the Loan is subject to the following conditions precedent:

(a)           Borrower shall have executed and delivered (or cause to have been executed and delivered) to, procured for and deposited with, and paid to Lender, and if appropriate recorded in the proper records with all filing and recording fees paid, the documents, certificates, and other items referred to in Exhibit “A”, together with such other documents, certificates and items as Lender may require from time to time.  Except as otherwise specifically provided herein or agreed in writing by Lender, all such documents, certificates and other items shall bear a Current Date.

(b)           The representations and warranties contained in Article IV of this Agreement and elsewhere herein and in the Loan Documents shall be true, correct, and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(c)           There shall exist no Default or Event of Default other than Permitted Temporary Defaults.

(d)           No change has occurred which has had or could have a Material Adverse Effect.

(e)           No Loan Party shall have incurred any material liabilities, direct or contingent, except as may be permitted under Section 6.02 hereof, since the date of such Loan Party’s most recent Financial Statement theretofore delivered to Lender.

(f)           No order, judgment, or decree of any court, arbitrator, or Governmental Authority shall purport to enjoin or restrain Lender from making the Loan.

(g)           Borrower shall have paid any and all required fees, and shall have delivered to Lender evidence satisfactory to Lender that Borrower has paid all other fees, costs and expenses (including the fees and costs of Lender’s counsel) then required to be paid pursuant to this Agreement, and all other Loan Documents including all fees, costs and expenses that Borrower is required to pay pursuant to any loan application or commitment.

(h)           All legal matters incident to this Agreement and the transactions contemplated hereby shall be satisfactory to counsel to Lender.

Notwithstanding the foregoing, should Lender fund the Loan or any portion thereof prior to fulfillment by the Loan Parties of any of the conditions set forth above, the Loan Parties shall execute all documents and take all actions required to fulfill such conditions within three (3) Business Days of such funding.

3.02           Conditions Precedent for the Benefit of Lender.  All conditions precedent to the obligation of Lender to make or fund the Loan are imposed hereby solely for the benefit of Lender, and no other party may require satisfaction of any such condition precedent or assume that Lender will refuse to make or fund the Loan in the absence of strict compliance with such conditions precedent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Borrower and each other Loan Party hereby represent and warrant as follows:

4.01           Organizational Existence.  Borrower is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and authorized to do business in the States of Delaware and Texas and in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.  MNOPI is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and authorized to do business in the States of Delaware and Texas and in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.  MNRI is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is qualified and authorized to do business in the States of Maryland and Texas and in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.  MNRC and MNM are Texas limited partnerships, duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified and authorized to do business in the State of Texas and in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.  MRC, MNMC and MMC are a Texas corporations, duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified and authorized to do business in the State of Texas and in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.

4.02           Power and Authority; Due Authorization; Binding Obligations.  Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action, and are not in contravention of law or the terms of any Loan Party’s organizational or other governing documents.  Each Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party that is a party thereto, and constitutes the valid and binding obligations of each such Loan Party, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally at the time in effect.

4.03           Actions, Suits, Litigation or Proceedings.  There are no actions, suits or proceedings pending or to the knowledge of any Loan Party threatened before or by any Governmental Authority against or affecting any Loan Party or the Collateral, or involving the validity, enforceability or priority of any of the Loan Documents.

4.04           Non-Contravention.  No Loan Party is, and the consummation of the transactions contemplated hereby and the performance or satisfaction of any of the terms or conditions hereof and of the other Loan Documents will not cause Borrower or any other Loan Party to be, in violation of or in default with respect to any Law or in default (or provide cause for acceleration of indebtedness) under any mortgage, deed of trust, lease, promissory note, loan agreement, credit agreement, partnership agreement or other agreement or restriction to which Borrower or any other Loan Party is a party or by which Borrower, any other Loan Party or the Collateral may be bound or affected.

4.05           No Consent. The Borrower’s execution, delivery and performance of the Note, and the Loan Parties’ execution, delivery and performance of this Agreement, and the other Loan Documents do not require the consent or approval of any other Person, including, without limitation, any regulatory authority or governmental body of the United States of America or any state thereof or any political subdivision of the United States of America or any state thereof.

4.06           Licenses, Permits, Etc.  No Loan Party has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its real or personal property or the conduct of its business which violation or failure would  have (in the event violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

4.07           Title to Property.  The Loan Parties have good title to their material (individually or in the aggregate) properties, free and clear of all liens except (i) liens referred to the Loan Parties’ Financial

Statements, (ii) liens disclosed to the Lender in writing, (iii) liens and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment by the Loan Parties of any of their properties in the normal course of business as presently conducted or materially impair the value thereof for such business, or (iv) liens otherwise permitted or contemplated by this Agreement.

4.08           Financial Statements.  The Financial Statements and related information for the Loan Parties for their fiscal year ended December 31, 2010 (including any related schedules or notes) have been delivered to the Lender.  Such Financial Statements were prepared in accordance with GAAP, consistently applied, or in form and substance otherwise acceptable to Lender, and present fairly the financial condition and changes in financial position of the Loan Parties as at the date or dates and for the period or periods stated (subject only to normal year-end adjustments with respect to such unaudited interim statements).  No change has occurred in the Loan Parties’ condition, financial or otherwise, such as would have a Material Adverse Effect, except as disclosed to the Lender in writing.

4.09           Taxes and Other Governmental Charges.  The Loan Parties have filed all tax returns and reports required to be filed, including without limitation federal income tax returns and franchise tax returns, and have paid all taxes, assessments, fees and other governmental charges levied upon them or upon any of their properties or income which are due and payable, including interest and penalties, or have provided adequate reserves for the payment thereof.

4.10           Investments and Guaranties.  As of the date of this Agreement, the Loan Parties have not made investments in, advances to or guaranties of the obligations of any Person, except as reflected in the Loan Parties’ Financial Statements or disclosed to the Lender in writing.

4.11           Usage of Loan Proceeds.  Such proceeds are not and will not be used directly or indirectly for personal, family, household or agricultural purposes or for the purpose of purchasing or carrying any Margin Stock or for the purpose of extending credit to others for the purpose of purchasing or carrying any Margin Stock.

4.12           No Failure To Disclose.  No representation or warranty made by Borrower or any other Loan Party under this Agreement and no document, instrument or certificate furnished, to be furnished or caused or to be caused to be furnished by Borrower or any other Loan Party to Lender in anticipation of or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

4.13           Environmental Representations.  Except as disclosed in writing to Lender before execution and delivery of this Agreement, (i) each Loan Party has obtained and maintained in effect all Environmental Permits, (ii) each Loan Party (and each Loan Party’s properties, business and operations) has been and is in compliance with all applicable Environmental Laws and all Environmental Permits, (iii) no Loan Party (nor any Loan Party’s properties, business and operations) is subject to any (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent, and whether known or unknown, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof, and (iv) no Loan Party has received any notice of any violation or alleged violation of any Environmental Law or Environmental Permit or any Environmental Claim in connection with its properties, business or operations.  The liability (including any Environmental Liability and any other damage to persons or property), if any, of a Loan Party with respect to its properties, business and operations which is reasonably expected to arise in connection with Environmental Laws currently in effect and other Environmental Matters presently known by such Loan Party will not have a Material Adverse Effect.  No Loan Party knows of any event or condition with respect to Environmental Matters with respect to any of its properties that could reasonably by expected to result in a Material Adverse Effect.

4.14           No Default.  No Default or Event of Default has occurred and is continuing.

4.15           ERISA.  Each Loan Party is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any ERISA Plan.

4.16           No Reliance.  Each Loan Party has relied and is relying on such Loan Party’s expertise and business plan in all matters concerning the Collateral and the Loan Documents.   No Loan Party has relied or is relying on Lender’s expertise in any manner in connection with the Collateral and the Loan Documents.

4.17           Relationship.  The relationship between Borrower and Lender is solely that of borrower and lender, and Lender has no fiduciary or other special relationship with any Borrower or any other Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Borrower or any other Loan Party and Lender to be other than that of borrower and lender.

4.18           Direct Benefit from Loan. Each Loan Party has received or, upon the execution of this Agreement and funding of the Loan, will receive (a) direct benefit from the making and execution of this Agreement and the other Loan Documents to which it is a party, and (b) fair and independent consideration for the entry into, and performance of, this Agreement and the other Loan Documents to which it is a party.

4.19           RICO.  No Loan Party is in violation of any laws, statutes or regulations, including, without limitation, RICO, which contain provisions which could potentially override Lender’s liens and security interests on the Collateral.

4.20           Flood Insurance.  To the extent that (a) any portion of the Real Property Collateral is situated in an area identified as having special flood hazards, and (b) applicable Laws and/or Lender mandate that any Loan Party maintain flood insurance on the Real Property Collateral, such Loan Party shall maintain with an authorized Texas servicing company of the National Flood Insurers Association, flood insurance on the Real Property Collateral, all improvements thereon, and any and all personal property used or to be used in connection therewith, up to the maximum limits of insurance available under the National Flood Insurance Program.

4.21           Continuous Nature of Representations and Warranties.  Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower’s or any other Loan Party’s business or operations that would render the information in this Agreement or the Loan Documents, or any exhibit attached hereto or thereto, either inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement, and except for such representations and warranties that are expressly limited to a specific date only.

ARTICLE V
AFFIRMATIVE COVENANTS AND AGREEMENTS

Borrower and each other Loan Party hereby covenant and agree as follows:

5.01           Hazard and Other Insurance.  (a) Borrower shall obtain and maintain the insurance coverage required by Exhibit “B” and any other Loan Documents and shall furnish to Lender promptly upon request a certificate or certificates from the respective insurer(s) setting forth the nature and extent of all such insurance maintained by Borrower and the originals of each insurance policy (or to the extent permitted by Lender, a certified copy of the original policy and a satisfactory certificate of insurance) with premiums fully paid.  Any such insurance may be evidenced by blanket insurance policies covering the Collateral and other property and assets, provided that each policy otherwise complies with the requirements of the Loan Documents and specifies the amount (if less than all) of the total coverage that is allocated to the Collateral.  Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless Lender is included thereon under a standard mortgagee clause (without contribution) acceptable to Lender, with loss payable as provided herein.  All insurance shall be primary without right of contribution from any other insurance that may be carried by Borrower or Lender and that all of the provisions thereof shall operate in the manner as if there were a separate policy covering each insured.  Borrower shall immediately notify Lender whenever any such separate insurance is taken out and shall promptly deliver to Lender any policy or certificate of such separate insurance.

(b)           Not later than ten (10) days before the expiration date of any such insurance policy, Borrower shall deliver to Lender a binder or certificate of the insurer evidencing the renewal or replacement of that policy, with premiums fully paid together with (in the case of a renewal) a copy of all endorsements to the policy affecting the Collateral and not previously delivered to Lender, or (in the case of a replacement) an original or certified copy of the replacement policy.  Borrower shall pay all premiums on policies required hereunder as they become due and payable and promptly deliver to Lender evidence satisfactory to Lender of the timely payment thereof.  Borrower shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting the Collateral.

(c)           If Borrower fails to obtain and/or maintain the insurance required under the Loan Documents, (i) Borrower will indemnify and hold Lender harmless from and against any damage, loss, liability or expense resulting from all risks that would have been covered by the required insurance if so maintained; (ii) if any loss occurs, Lender shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower, to the same extent as if it had been made payable to Lender; and (iii) Lender has the right (but not the obligation) to obtain such insurance at Borrower's expense, which may at Lender's election be coverage for Lender's interest only, the costs and expenses so expended by Lender shall be due and payable by Borrower on demand, a part of the Indebtedness, even if in excess of the amount set forth in Section 2.01, and secured by the Loan Documents.  If any hazard, title, or other insurer becomes insolvent or subject to any bankruptcy, receivership or similar proceeding or if, in Lender's reasonable opinion the financial responsibility of such insurer is or becomes inadequate, Borrower shall promptly obtain and deliver to Lender a like policy (or, if and to the extent permitted by Lender, a certified copy of the policy or a satisfactory certificate of insurance) issued by another insurer, which insurer and policy meet the requirements of the Loan Documents.

(d)           [Intentionally Omitted.]

(e)           Lender has the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Collateral, and the costs and expenses (including reasonable attorneys' fees), appraisal costs, and consultant fees incurred by Lender in the adjustment and collection of insurance proceeds shall be due and payable by Borrower on demand, a part of the Indebtedness, even if in excess of the amount set forth in Section 2.01, and secured by the Loan Documents.  Lender shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower.

(f)           Borrower shall take all necessary action, with Lender's consent, to obtain the benefit of any insurance proceeds lawfully or equitably payable to Borrower or Lender in connection with any loss of or damage to the Collateral, all of which shall be paid directly to Lender, whether or not the security for the Loan has been impaired or otherwise affected, and applied first to reimburse Lender and the Trustee for all unreimbursed costs and expenses, including attorney's fees, incurred in connection with the collection of such proceeds and the balance of such proceeds shall, at Lender's option in its sole discretion, be (i) released to Borrower, (ii) applied to repair or restoration, either partly or entirely, of the Collateral so damaged, on conditions required by Lender, or (iii) applied to the payment of the Indebtedness, whether or not due, in such order and manner as Lender may elect in its sole discretion.  In any event, the unpaid portion of the Indebtedness shall remain in full force and effect and the payment thereof shall not be excused.

5.02           Maintenance; Compliance with Laws.  The Loan Parties will, as applicable, (i) maintain their organizational existence, rights and franchises; and (ii) observe and comply with all Laws.  Loan Parties assume full responsibility for the compliance of the Collateral with all Laws, and notwithstanding any approvals by Lender, Lender shall have no obligation or responsibility for any matter incident to the Collateral.

5.03           Utilities; Access.  Borrower shall take all steps necessary to provide that (a) all utility services necessary for the construction of any contemplated improvements and the operation thereof for their intended purposes are available for connection to the improvements, including water supply, storm and sanitary sewer facilities, and gas, electric and telephone facilities; and (b) either all roads necessary for access to and from the Real Property Collateral have been completed or the necessary rights-of-way therefor have been acquired by the appropriate Governmental Authority or dedicated to the public use and accepted by such Governmental Authority.

5.04           [Intentionally Omitted.]

5.05           Notices by Governmental Authority; Fire and Casualty Losses, Etc.  The Loan Parties shall timely comply with and promptly furnish to Lender true and complete copies of any notice or claim by any Governmental Authority pertaining to the Collateral.  The Loan Parties shall promptly notify Lender of any fire or other casualty or any notice of taking or eminent domain action or proceeding affecting the Collateral. The Loan Parties shall maintain the insurance policies required hereunder in full force and effect until the Indebtedness is fully paid and performed.

5.06           Costs and Expenses.  Borrower shall pay when due all costs and expenses required by this Agreement, including, without limitation (a) all taxes and assessments applicable to the Collateral; (b) all fees for filing or recording any Loan Documents; (c) all fees and commissions lawfully due to brokers, salesmen and agents in connection with the Loan or the Collateral; (d) all reasonable fees and expenses of counsel to Lender in connection with the negotiation, preparation, interpretation, amendment or enforcement of any of the Loan Documents, the extension of the Loan, or any suit to which Lender is a party involving this Agreement or the Collateral; (e) all title insurance and title examination charges, including premiums for the Title Policy; (f) all survey costs and expenses, including the cost of the Survey; (g) all premiums for the insurance policies required hereunder; and (h) all other reasonable costs and expenses payable to third parties incurred by Lender in connection with the consummation of the transactions contemplated by this Agreement.

5.07           Additional Documents.  Borrower and each other Loan Party shall execute and deliver to Lender, from time to time as required by Lender, such other documents as shall reasonably be necessary to provide the rights and remedies to Lender granted or provided for by the Loan Documents.

5.08           Financial Statements; Inspection of Books and Records.  Until (i) the Note and all other obligations and liabilities of Borrower and each other Loan Party under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder, Borrower and each other Loan Party, as applicable, will, unless Lender shall otherwise consent in writing, furnish to Lender:

(a)           Tax Returns of Borrower – within forty-five (45) days of the filing thereof, the annual federal income tax returns for Borrower;

(b)           Tax Returns of Guarantor – within forty-five (45) days of the filing thereof, the annual federal income tax returns for each Guarantor;

(c)           Annual Reports of Borrower – promptly after becoming available and in any event within thirty (30) days after the close of each fiscal year, the CPA-prepared Financial Statements for Borrower as of the end of such fiscal year;

(d)           Annual Reports of Guarantor – promptly after becoming available and in any event within forty-five (45) days after the close of each fiscal year, the CPA-prepared Financial Statements for each Guarantor as of the end of such fiscal year;

(e)           Quarterly Reports of Borrower – promptly after becoming available and in any event within thirty (30) days after the close of each fiscal quarter, the CPA-prepared Financial Statements for Borrower as of the end of such fiscal quarter;

(f)           Monthly Operating Statements for Collateral Property – promptly after becoming available and in any event within thirty (30) days after the end of each calendar month, the operating statements for the Collateral Property for such calendar month; and

(g)           Other Information – promptly upon Lender’s request, such further information concerning Borrower, any other Loan Party, any Collateral Loan Party, the Collateral Property, the Collateral or the Tax Agreement as Lender may reasonably request from time to time.

In each instance (i) the Financial Statements shall be accompanied by the certification of the president or principal financial officer of Borrower or the other Loan Party, as the case may be, that such Financial Statements were prepared in accordance with sound accounting practices and present fairly the financial condition and results of operation of Borrower or such other Loan Party, as the case may be; and (ii) if such Financial Statements are independently audited, they shall be accompanied by the opinion of the firm of independent certified public accountants then engaged by Borrower or such other Loan Party, as the case may be, based on an audit using generally accepted auditing standards, that such Financial Statements were prepared in accordance with GAAP and present fairly the financial condition and results of operations of Borrower and the other Loan Parties, as the case may be.  Each Loan Party shall maintain complete and proper books, records and accounts and permit Lender, at all reasonable times, to examine and copy the books and records of such Loan Party pertaining to the Loan and its Property.  All operating statements shall include all revenues, expenses and other pertinent financial information relating to the operation of the Collateral Property, (ii) a statement reflecting the actual cash flow for the Collateral Property for the preceding calendar month and (iii) accounts payable aging reports for the Collateral Loan Parties and the Collateral Property.  All Financial Statements, operating reports and other reports shall be signed and dated by the parties submitting such documents.

5.09           No Liability of Lender.  Lender shall not be obligated to inspect the Collateral, nor be liable for the performance or default of Borrower or any other Person, or for any failure to protect or insure the Collateral, or for the performance of any obligation of Borrower or any other Loan Party.  Nothing, including without limitation, acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Lender.  Further, Lender shall not have, and has not assumed, and by its execution and acceptance of this Agreement hereby expressly disclaims any liability or responsibility for the payment or performance of any indebtedness or obligation of Borrower or of any other Loan Party, and no term or condition hereof, or of any of the Loan Documents, shall be construed otherwise.  Each Loan Party hereby expressly acknowledges that no term or condition hereof, or of any of the Loan Documents, shall be construed so as to deem the relationship between Borrower, any Guarantor, and Lender to be other than that of borrower, guarantor and lender, and each Loan Party shall at all times represent that the relationship between Borrower, any Guarantor and Lender is solely that of borrower, guarantor and lender.  Each Loan Party hereby indemnifies and agrees to hold Lender harmless from and against any liability, loss, cost or expense incurred or suffered by Lender as a result of any assertion or claim of any liability or responsibility of Lender for the payment or performance of any indebtedness or obligation of Borrower or of any other Loan Party.

5.10           No Conditional Sale Contracts, Etc.  No materials, equipment or fixtures shall be supplied, purchased or installed  for the construction or operation of any improvements pursuant to security agreements, conditional sale contracts, lease agreements or other arrangements or understandings whereby a security interest or title is retained by any party or the right is reserved or accrues to any party to remove or repossess any materials, equipment or fixtures intended to be utilized in the construction or operation of the improvements.

5.11           Defense of Actions.  Lender may (but shall not be obligated to) commence, appear in or defend any action or proceeding purporting to affect the Loan, the Collateral or the respective rights and obligations of Lender or any Loan Party pursuant to this Agreement.  Lender may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys fees and expenses incurred in connection with any such proceedings or actions, which Borrower agrees to repay to Lender upon demand.

5.12           Prohibition on Assignment.  No Loan Party shall assign or encumber any interest of such Loan Party hereunder without the prior written consent of Lender.

5.13           Payment of Claims.  The Loan Parties shall promptly pay or cause to be paid when due all costs and expenses incurred in connection with the Collateral, and the Loan Parties shall keep the Collateral free and clear of any liens, charges or claims other than Liens in favor of Lender and other Liens, if any, approved in writing by Lender.

5.14           Restrictions and Annexation.  The Loan Parties shall not impose any restrictive covenants or encumbrances upon the Real Property Collateral, execute or file any subdivision plat affecting the Real Property Collateral or consent to the annexation of the Real Property Collateral to any city without the prior written consent of Lender.

5.15           [Intentionally Omitted].

5.16           Indemnification of Lender.  Each Loan Party hereby expressly acknowledges and recognizes its responsibility for and agrees to indemnify and hold Lender and Lender's successors and assigns absolutely harmless from and against all costs, expenses, liabilities, loss, damage or obligations incurred by or imposed upon or alleged to be due of Lender or Lender's successors and assigns in connection with the assertion of (a) any claim for brokerage, agency or finder's fees or commissions in connection with the Loan or the Collateral; (b) any claim for attorneys', appraisal, title insurance, inspection or other fees, costs and expenses incurred in connection with the negotiation, closing, administration, collection or refinancing of the Loan which arise by, through or on behalf of any Loan Party or any agent or representative of any of them; or (c) any claim arising out of or occurring because of or related to any Default or Event of Default hereunder.  Without limiting the remedies available to Lender with respect to the enforcement of its indemnification rights as stated herein or as stated in any of the Loan Documents, in the event any claim or demand is made or any other fact comes to the attention of Lender in connection with, relating or pertaining to, or arising out of the transactions contemplated by this Agreement which Lender reasonably believes might involve or lead to some liability of Lender, Borrower shall, immediately upon receipt of written notification of any such claim or demand, assume in full the personal responsibility for and, to the extent requested by Lender, the defense of any such claim or demand and pay in connection therewith any loss, damage, deficiency, liability or obligation, including without limitation, attorneys' fees and court costs incurred in connection therewith.  In the event of court action in connection with any such claim or demand, Borrower shall assume, to the extent requested by Lender, the responsibility for the defense of any such action and shall immediately satisfy and discharge any final decree or judgment rendered therein.  Lender may, in its sole and uncontrolled discretion, make any payments sustained or incurred by reason of any of the foregoing, and Borrower shall immediately repay to Lender in cash the amount of such payment, with interest thereon at the rate specified in the Note to be applicable to past-due principal.  Lender shall have the right to join Borrower as a party defendant in any legal action brought against Lender, and Borrower hereby consents to the entry of an order making Borrower a party defendant to any such action.

5.17           Tax Receipts.  The Loan Parties shall furnish to Lender receipts or tax statements marked "paid" to evidence the payment of all taxes levied on the Collateral on or before thirty (30) days prior to the date on which such taxes become delinquent.

5.18           Incumbency.  The Loan Parties shall from time to time, at the request of Lender, certify to Lender the names, signatures and positions of all Persons authorized to execute and deliver any of the Loan Documents.

5.19           Debtor Relief Proceedings.  The Loan Parties shall notify Lender immediately of the filing of any petition, case, proceeding or other action against Borrower, any other Loan Party or any of the Collateral under any Debtor Relief Law.  Each Loan Party agrees that any transfer, encumbrance or other use of any security (or any proceeds of such security) for the Loan after the filing of any such petition or other action and without specific written consent of Lender shall constitute a conversion of Lender's right, title and interest in said security or the proceeds thereof, as the case may be.

5.20           Notification of Litigation and Adverse Change.  Each Loan Party shall promptly inform Lender of (i) any and all material adverse changes in such Loan Party’s financial condition, (ii) all litigation and claims affecting such Loan Party which could materially affect the financial condition of such Loan Party, and (iii) all actual or potential contingent liabilities which could materially affect the financial condition of such Loan Party.  In connection therewith, each Loan Party shall furnish to Lender, promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or any governmental department, commission or board affecting such Loan Party, the Collateral Property, the Collateral Note, or any other Collateral.

5.21           Taxes and Other Liens.  Within thirty (30) days of the execution of this Agreement, the Loan Parties will (a) pay and discharge all past due taxes, assessments and governmental charges or levies imposed upon the Collateral Note.  The Loan Parties will also pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon them or upon their income.  Notwithstanding the foregoing, the Loan Parties shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Loan Parties and if the Loan Parties shall have set up reserves therefor adequate under GAAP or otherwise acceptable to Lender in its reasonable discretion.

5.22            Accounts Receivable and Payable.  Each Loan Party will pay its accounts payable and will maintain its accounts receivable in a manner consistent with prudent business practices, including normal terms and conditions for payment for companies engaged in similar operations in similar jurisdictions.

5.23           Collateral Audits: Inspection of Property, Books, Records and Collateral.  At all reasonable times and as often as may be reasonably requested by Lender, each Loan Party will permit Lender, and any person appointed by Lender to act for it and on its behalf, (i) to examine such Loan Party’s corporate and financial books and records, and other books, records, and properties, specifically including but not limited to the Collateral Note, the Collateral Loan Documents, the Collateral Property, contracts, statements, invoices, bills and claims for labor, material, and services, and (ii) to discuss such Loan Party’s affairs, finances and accounts with the officers of such Loan Party.  Each of the Loan Parties will permit Lender, and any person appointed by Lender to act for it and on its behalf, to enter upon the business premises of such Loan Party and inspect the Collateral and the status and condition thereof at any location where any of the Collateral is located and for which such Loan Party can control entry onto such premises.

5.24           Application of Loan Proceeds.  Borrower shall disburse all proceeds of the Loan for the purposes specified herein.

5.25           Proof of Payment of Property Taxes and Assessments.  Upon demand by Lender, subject to the limitations set forth in Section 5.21 above, each Loan Party will furnish to Lender evidence of payment of all assessments, taxes, charges, levies, liens and claims or against the Collateral, which authorize the appropriate governmental official to deliver to the Lender at any time a written statement or any assessments, taxes, charges, levies, liens and claims against such Loan Party’s properties, income or profits.

5.26           Compliance with All Loan Documents.  Each Loan Party shall perform and comply with all terms, conditions, and provisions set forth in this Agreement and in all other instruments and agreements between such Loan Party and Lender, including, without limitation, the other Loan Documents to which such Loan Party is a party.

5.27           Curing Defects.  Each Loan Party shall promptly cure any defects in the execution and delivery of this Agreement, any of the other Loan Documents and all other instruments executed in connection with the transaction contemplated by this Agreement.

5.28           Subordination of Shareholder Debt.  Each Loan Party agrees that all loans or other obligations owed by Borrower to any of its partners, shareholders, members, owners or related parties shall be subordinate and inferior to the Loan.  In connection herewith, if requested by Lender, each Loan Party agrees to deliver to Lender one or more subordination agreements satisfactory to Lender which set forth such subordination of debt.

5.29           Compliance with Leases.  The Loan Parties shall comply with all material terms and conditions of the Leases, if any, and all other lease or rental agreements covering any premises or property (real or personal) wherein any of the Real Property Collateral is or may be located, or covering any of the other material personal or real property now or hereafter owned, leased or otherwise used by any Loan Party in the conduct of its business, and any Law.

5.30           Leases.  The Loan Parties shall deliver to Lender executed copies of all Leases; and all said Leases will contain a written provision reasonably acceptable to Lender whereby all rights of the tenant in the Lease and the Real Property Collateral are subordinated to the liens and security interests granted in the Loan Documents.  Furthermore, if requested by Lender, the Loan Parties shall cause to be executed, acknowledged and delivered to Lender a SNDA relating to each Lease.

5.31           Approval to Lease Required. The Loan Parties will obtain the prior written consent of Lender as to the form and substance of each proposed Lease specifically including, but not limited to, any ground lease transaction, and of each prospective tenant prior to entering into any such Lease.

5.32           Establishment of Tax Reserve Account by Collateral Note Maker.  Borrower shall cause Collateral Note Maker to create a fund or reserve (the “Tax Reserve”) for the payment of all taxes and assessments against the Collateral Property for the 2011 tax year by paying to Borrower each month contemporaneously with the installments due and payable on the Collateral Note a sum equal to the taxes and assessments next due and payable on the Collateral Property, as estimated by Borrower (in its reasonable commercial judgment), less all sums paid therefor, divided by the number of months to elapse before two (2) months prior to the date when such taxes and assessments will become due and payable.  The Tax Reserve shall be maintained by Borrower at a separate bank account at Lender and may not be commingled with other funds.  Borrower shall cause Collateral Note Maker to execute and deliver to Borrower such amendments to the Collateral Loan Documents (such amendments to be in form and substance satisfactory to Lender) as are reasonably necessary to provide for the establishment, funding and maintenance of the Tax Reserve.

5.33           Tax Agreement.  Upon execution of this Agreement, Borrower will provide to Lender an executed copy of the Tax Agreement.

5.34           Modification of Collateral Loan Documents.  Lender hereby consents to the modification of the Collateral Loan Documents in accordance with and pursuant to the form of Renewal, Extension and Modification Agreement attached hereto as Exhibit “D” (the “Authorized Modification Agreement”), provided that (i) the Authorized Modification Agreement is executed by the parties thereto within thirty (30) days following the Closing Date, and (ii) the Authorized Modification Agreement is not modified in any respect without the prior written consent of Lender.  Within thirty (30) days of the Closing Date,

Borrower shall (i) cause the Authorized Modification Agreement to be filed in the applicable county records, and (ii) deliver to Lender the title policy endorsement and other documents described in Section 11(b) thereof.

ARTICLE VI
NEGATIVE COVENANTS AND AGREEMENTS

Borrower and each other Loan Party hereby covenant and agree as follows:

6.01           Limitations on Liens.  Borrower will not create, incur, assume or suffer to exist any lien on the Collateral Note or any other Collateral (now owned or hereafter acquired), except:

(a)           Liens securing the payment of any indebtedness to Lender; and

(b)           Excepted Liens.

6.02           Limitations on Liabilities.  Borrower will not create, assume or suffer to exist any liabilities contingent or otherwise, whether by guaranty, endorsement, agreement to purchase or repurchase, agreement to lease, agreement to supply or advance funds (including, without limitation, agreements to maintain working capital, solvency or other balance sheet conditions or agreements to purchase voting securities or make capital contributions)  or otherwise, except (i) as expressly permitted hereunder, (ii) in the ordinary course of such Loan Party’s business, and (iii) any such liability in favor of Lender.

6.03           Dividends, Distributions and Redemptions.  No Loan Party will declare or pay dividends on, or make any other distribution (whether by reduction of capital or otherwise) in respect of any shares of its capital stock or other ownership interests.

6.04           Limitations on Fundamental Changes; Disposition of Assets.  Borrower will not (i) form any new Subsidiary, (ii) enter into any merger or consolidation, (iii) liquidate or dissolve itself (or suffer any liquidation or dissolution), (iv) convey, sell, lease, charter or otherwise dispose of all or any material part of its property, assets or business other than in the ordinary course of business, (v) enter into any arrangement, directly or indirectly whereby Borrower would sell or transfer any real or personal property either now owned or hereafter acquired, and then or thereafter lease such properties or any part thereof or any other property to be used for substantially the same purpose, other than in the ordinary course of business (vi) acquire, or agree to acquire, during any fiscal year, in any transaction or series of transaction, assets or properties of an aggregate purchase price which would cause Borrower to violate any term or provision of this Agreement, without Lender’s prior written approval, (vii) issue, or agree to issue, any voting securities to any Person other than a Person that is a record shareholder of Borrower as of the date hereof, or (viii) amend its articles of incorporation, certificate of formation, bylaws, shareholder’s agreement or other organizational documents, as applicable.

6.05           Nature of Business.  No Loan Party will permit any material change to be made in the character of its business as carried on at the date hereof.

6.06           Sale or Discount of Receivables.  Borrower will not discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of their notes receivable or accounts receivable relating to the Collateral.
6.07           Changes in Accounting Methods.  No Loan Party will make any change in its accounting method as in effect on the date of this Agreement or change its fiscal year ending date, unless such change has the prior, written approval of Lender.

6.08           RICO.  No Loan Party will violate any laws, statutes or regulations, whether federal or state, for which forfeiture of its properties is a potential penalty, including, without limitation, RICO.

6.09           Change in Management.  No Loan Party will make any change in the management (including but not limited to managers and officers) of its business as such is in place as of the date hereof, unless such change has the prior, written approval of Lender.

6.10           ERISA.  The Loan Parties do not, and for so long as there is Indebtedness outstanding will not, maintain an ERISA Plan.

6.11           Transactions with Affiliates and Other Persons.  No Loan Party will engage in any transaction with an Affiliate on terms less favorable to it than would be obtainable at the time in comparable transaction with Persons not affiliated with such Loan Party.

ARTICLE VII
EVENTS OF DEFAULT

7.01           Events of Default.  The term "Event of Default," as used herein, shall include the occurrence and continuance of any one or more of the following events:

(a)           The failure of Borrower to pay, in full, any installment or portion of the Indebtedness within five (5) days of the date when the same shall become due and payable, whether at the due date thereof stipulated in the Loan Documents, upon acceleration or otherwise.

(b)           The failure of Borrower punctually and properly to perform, observe or comply with any covenant, agreement, undertaking or condition contained in any of the Loan Documents (which failure is not otherwise specifically addressed in this Section) and such failure is not cured within thirty (30) days after written notice of the failure (or such longer period of time (not to exceed an additional thirty (30)days) as is reasonably necessary to cure such failure, provided that Borrower commences curative measures within the initial thirty (30) day period and diligently prosecutes such curative measures thereafter).

(c)           Borrower shall (i) execute an assignment for the benefit of creditors or take any action in furtherance thereof; or (ii) admit in writing its inability to pay, or fail to pay, its debts generally as they become due; or (iii) as a debtor, file a petition, case, proceeding or other action pursuant to, or voluntarily seek the benefit or benefits of, any Debtor Relief Law or take any action in furtherance thereof; or (iv) seek, acquiesce in or suffer the appointment of a receiver, trustee, custodian or liquidator of Borrower or of the Collateral or of any significant portion of Borrower's other property; and (v) voluntarily become a party to any proceeding seeking to effect a suspension or having the effect of suspending any of the Rights of Lender granted or referred to in the Loan Documents or of the Trustee under the Deed of Trust or take any action in furtherance thereof.

(d)           The filing of a petition, case, proceeding or other action against Borrower as a debtor under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or liquidator of Borrower or of the Collateral or of any significant portion of Borrower's other property or seeking to effect a suspension or having the effect of suspending any of the Rights of Lender granted or referred to in the Loan Documents or of the Trustee under the Deed of Trust and (i) Borrower admits, acquiesces in or fails to contest diligently the material allegations thereof; or (ii) the petition, case, proceeding or other action results in entry of an order for relief or order granting the relief sought against Borrower; or (iii) the petition, case, proceeding or other action is not permanently dismissed or discharged on or before the earlier of trial thereon or sixty (60) days next following the date of its filing.

(e)           [Intentionally Omitted]

(f)           The levy against the Collateral, or against any significant portion of Borrower's other property, of any execution, garnishment, attachment, sequestration or other writ or similar proceeding which is not permanently dismissed or discharged within sixty (60) days after the levy.

(g)           The discovery by Lender that any representation or warranty made by Borrower in any of the Loan Documents or in any other document ever delivered by Borrower to Lender in connection with the Loan is false, misleading, erroneous or breached in any material respect.

(h)           Abandonment of any portion of the Collateral.

(i)           The failure of Borrower or Guarantor to pay immediately any final money judgment in excess of $100,000 against Borrower or Guarantor, respectively.

(j)           The dissolution, liquidation, termination or forfeiture of right to do business of Borrower.

(k)           A Change of Control shall occur.

(l)           Borrower shall have (1) concealed, removed, or permitted to be concealed or removed any part of its property with the intent to hinder, delay or defraud any of its creditors; or (2) made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (3) suffered or permitted while insolvent (under any applicable definition of the term) any creditor to obtain a lien upon any of its property through legal proceedings or distraint which lien is not permanently vacated within thirty (30) days from the date thereof.

(m)           [Intentionally Omitted]

(n)           The occurrence of any development, condition or event which has or could reasonably be likely to have a Material Adverse Effect.

(o)           The occurrence of any other event or circumstance identified as an Event of Default in this Agreement or under any of the other Loan Documents.

(p)           The occurrence of any default under any Lease covering any portion of the Real Property Collateral or the repudiation, termination or attempted repudiation or termination of any such Lease.

(q)           [Intentionally Omitted]

(r)           The occurrence of any event of default (after the expiration of any applicable grace, notice or cure period) under the Collateral Note or any of the other Collateral Loan Documents.

(s)           The occurrence of any event of default (after the expiration of any applicable grace, notice or cure period) under the Tax Agreement.

(t)           The occurrence of any event referred to in Paragraphs (b), (c), (d), (f), (g), (i) or (j), above with respect to any Loan Party (other than Borrower) (as if such Loan Party were "Borrower" in such Paragraphs).

Nothing contained in this Agreement shall be construed to limit the Events of Default enumerated in any of the other Loan Documents and all such Events of Default shall be cumulative.

7.02           Contest of Certain Claims.  Notwithstanding any other provisions of the Loan Documents, Borrower’s failure to pay or discharge any tax, assessment or mechanic's or materialman's lien asserted against the Collateral shall not constitute an Event of Default if and so long as (a) Borrower shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of the Collateral, or any part thereof, to satisfy the same; (b) Borrower shall have furnished to Lender an indemnity bond satisfactory to Lender, secured by a cash deposit or other security satisfactory to Lender, or with a surety satisfactory to Lender, in the amount of the tax, assessment or mechanic's or materialman's lien claim plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Collateral or any part thereof; (c) Borrower shall promptly upon final determination thereof pay the amount of any such tax, assessment or claim so determined, together with all costs, interest and penalties which may be payable in connection therewith; (d) the tax, assessment or mechanic's or materialman's lien does not constitute a default under any other mortgage or security interest covering or affecting any part of the Collateral; and (e) notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay (and if Borrower shall fail to do so, Lender may, but shall not be required to, pay) any such tax, assessment or claim notwithstanding such contest if in the reasonable opinion of Lender the Collateral or Lender's rights with respect thereto shall be in jeopardy or in danger of being forfeited or foreclosed.

ARTICLE VIII
CERTAIN RIGHTS AND REMEDIES OF LENDER

8.01            Certain Remedies.  If any Event of Default shall occur and be continuing, the Lender may declare the Indebtedness or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party; provided, however, that upon the occurrence of an Event of Default under Section 5.01(c) or Section 5.01(d), the Indebtedness shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party.  If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

8.02           Performance by Lender.  Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents, Lender may, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of Borrower.  In such event, Borrower shall pay to Lender on demand any amount expended by Lender in such performance or attempted performance, together with interest thereon at the rate provided in the Note for past-due principal from the date of such expenditure by Lender until paid.  Notwithstanding the foregoing, it is expressly understood that Lender does not assume and shall never have any liability or responsibility for the performance of any duties of Borrower hereunder.  Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, Lender shall have the right, in addition to any other Right of Lender, but not the obligation, in its own name or in the name of Borrower, to enter into possession of the Real Property Collateral and to employ watchmen and other safeguards to protect the Real Property Collateral.  Borrower hereby appoints Lender as the attorney-in-fact of Borrower with full power of substitution, and in the name of Borrower if Lender elects to do so, upon the occurrence of a Default, to (a) endorse the name of Borrower on any checks or drafts representing proceeds of the insurance policies required hereunder, or other checks or instruments payable to Borrower with respect to the Collateral; and (b) prosecute or defend any action or proceeding incident to the Collateral.  The power-of-attorney granted hereby is a power coupled with an interest, is irrevocable and shall not terminate upon disability of the principal.  Lender shall have no obligation to undertake any of the foregoing actions, and if Lender should do so, it shall have no liability to Borrower for the sufficiency or adequacy of any such actions taken by Lender.

8.03           Lender Not in Control.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs and/or management of any Loan Party, the power of Lender being limited to the rights to exercise the remedies referred to in the other Sections of this Article; provided that if Lender becomes the owner of any stock of any entity, whether through foreclosure or otherwise, Lender shall be entitled to exercise such legal rights as it may have by being a shareholder of such entity.

8.04           Waivers.  The acceptance by Lender at any time and from time to time of part payment on the Indebtedness shall not be deemed to be a waiver of any Default or Event of Default then existing.  No waiver by Lender of any Default or Event of Default shall be deemed to be a waiver of any other then existing or subsequent Default or Event of Default.  No waiver by Lender of any of its Rights hereunder, in the other Loan Documents or otherwise shall be considered a waiver of any other or subsequent Right of Lender.  No delay or omission by Lender in exercising any Right under the Loan Documents or otherwise shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right exhaust the same or preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

8.05           Cumulative Rights.  All Rights available to Lender under the Loan Documents shall be cumulative of and in addition to all other Rights of Lender at law, in equity or otherwise whether or not the Indebtedness is due and payable and whether or not Lender shall have instituted any suit for collection, foreclosure or other action in connection with the Loan Documents.

8.06           Assignment.  Lender may assign its rights or obligations hereunder or grant participations in the Loan from time to time in whole or in part.

8.07           Setoff.  In addition to any other rights or remedies of Lender under any Loan Document, by law or otherwise, upon the occurrence and during the continuance or existence of any Event of Default, Lender may, at any time and from time to time, without notice to Borrower (any requirements for such notice being expressly waived by Borrower), setoff and apply against any or all of the Indebtedness (whether or not then due), any or all deposits (general or special, time or demand, provisional or final) at any time held by Borrower and other indebtedness at any time owing by Lender to or for the credit or for the account of Borrower, and any property of Borrower, from time to time in possession or control of Lender, irrespective of whether or not Lender shall have made any demand hereunder or for payment of the Indebtedness and although such obligations may be contingent or unmatured, and regardless of whether any Property then held by Lender is adequate to cover the Indebtedness. The rights of Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may otherwise have. Borrower hereby grants Lender a lien on and security interest in all such deposits, indebtedness and other property as additional collateral for the payment and performance of the Indebtedness. Notwithstanding the foregoing, Lender shall have no security interest in or right of setoff with respect to any accounts or deposits held by any related third party.

ARTICLE IX
GENERAL TERMS AND CONDITIONS

9.01           Notices.  All notices, demands, requests and other communications required or permitted hereunder, or under any other Loan Document except as otherwise provided therein, shall be in writing and shall be deemed to be given and delivered when received, or if earlier and regardless of whether or not actually received (except where actual receipt is specified herein or in any other Loan Document), upon deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, return receipt requested, addressed to Borrower or Lender, as the case may be, at its address specified on the first page of this Agreement or at such other address as such party may have specified theretofore by notice delivered in accordance with this Section and actually received by the other party.  To the extent actual receipt is required, rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was received shall be deemed to be receipt of the notice, demand, request or other communication.

9.02           Continuation and Survival.  All covenants, agreements, representations and warranties made in or pursuant to this Agreement shall be deemed continuing and made at and as of the date of this Agreement and at and as of all times thereafter.  All statements contained in any certificate, financial statement, legal opinion or other instrument delivered by or on behalf of Borrower or any other Loan Party pursuant to or in connection with any of the Loan Documents shall constitute additional representations and warranties made under this Agreement.  All covenants, agreements, representations and warranties made in or pursuant to this Agreement shall survive until payment in full of all sums owing and performance of all other obligations hereunder by Borrower to Lender and shall not be waived by the execution and delivery of this Agreement, any investigation by Lender or any other event except a specific written waiver by Lender.

9.03           Successors and Assigns.  All covenants and agreements contained by or on behalf of the Loan Parties in this Agreement and the other Loan Documents shall bind each of their successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.  The Loan Parties shall not, however, have the right to assign their rights under this Agreement, the other Loan Documents, or any interest herein or therein, without the prior written consent of the Lender.  In the event that the Lender sells to other lenders participations in the Note or other indebtedness of the Borrower or the other Loan Parties incurred or to be incurred pursuant to this Agreement, each of such other lenders shall have the rights of set-off against such indebtedness and similar rights or liens to the same extent as may be available to the Lender.

9.04           Modifications.  No provision of this Agreement or the other Loan Documents may be modified, waived or terminated except by instrument in writing (referring specifically to the particular instrument) executed by the party against whom the modification, waiver or termination is sought to be enforced.

9.05           Invalid Provisions.  If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

9.06           Election of Remedies.  Lender shall have all of the Rights granted in the Loan Documents or otherwise and all of those available at law or in equity, and these same Rights shall be cumulative and may be pursued separately, successively or concurrently against Borrower, any other Loan Party or any property covered under the Loan Documents at the sole discretion of Lender.  The exercise or failure to exercise any of the same shall not constitute a waiver or release thereof or of any other Right, and the same shall be nonexclusive.

9.07           Loan Documents.  All documents, certificates, insurance policies and other items required under this Agreement to be executed or delivered to Lender must be in form, scope and substance satisfactory to Lender.  All documents evidencing, guaranteeing, securing or pertaining to the Loan shall be prepared by counsel selected by Lender.

9.08           Limitation on Interest.  The parties hereto intend to conform strictly to the applicable usury laws.  In no event, whether by reason of demand for payment or acceleration of the maturity of the Indebtedness or otherwise, shall the interest contracted for, charged or received by Lender hereunder or otherwise exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender shall be reduced automatically to the maximum amount permitted under applicable law.  If Lender shall ever receive anything of value deemed interest under applicable law which would apart from this provision be in excess of the maximum lawful amount, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing on the Indebtedness in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid principal balance of the Indebtedness, such excess shall be refunded to Borrower.  All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including  any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum permitted by applicable law.  The provisions of this Section shall control all existing and future agreements between Borrower and Lender.

9.09           No Third Party Beneficiary.  This Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.

9.10           Lender's Consent or Approval.  Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Lender is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Lender; and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Lender.  Each provision for consent, approval, inspection, review, or verification by Lender is for Lender's own purposes and benefit only.

9.11           Applicable Law.  This Agreement and the other Loan Documents have been executed and delivered in the State of Texas, are performable in Harris County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions within the State of Texas.  In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to the Loan or any Loan Document.  To the extent that Chapter 303 of the Texas Finance Code and/or Articles 1D.002 and 1D.003 of the Texas Credit Title are applicable to the Loan or any Loan Document, the "weekly ceiling" specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

9.12           Renewal, Extension or Rearrangement.  All provisions of this Agreement and of any other Loan Documents relating to the Note or other Indebtedness shall apply with equal force and effect to each and all promissory notes hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Indebtedness originally represented by the Note or any part of such other Indebtedness.

9.13           Expenses.  Borrower will pay (i) all expenditures incurred with third parties by Lender (including reasonable fees, expense and disbursements of counsel for Lender) in connection with the preparation, negotiation, interpretation, enforcement, operation and administration of this Agreement or any waiver, modification or amendment of any provisions hereof, (ii) all out-of-pocket expenses of Lender (including reasonable filing fees and audit fees) in connection with the filing of any instrument or documents required under this Agreement or any other Loan Document, and (iii) if a Default occurs, all reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts.  Borrower agrees to pay promptly, and to indemnify Lender from and hold it harmless against, any filing or recording fees, assessments, or chargers made by any governmental authority by reason of the execution, delivery, recordation or filing by Borrower or Lender of this Agreement, the Note, any other Loan Document and any documents, instruments or agreements executed in connection therewith.

9.14           Singular and Plural.  Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

9.15           Construction.  This Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the United States of America and the State of Texas.

9.16           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower or any other Loan Party in an amount in violation of any limitation or prohibition provided by any application statue or regulation.

9.17           Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Lender and the Loan Parties and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.

9.18           Descriptive Headings.  Descriptive headings of the several section of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.19           Effectiveness.  This Agreement shall not be effective until delivered to the Lender in the State of Texas, accepted by the Lender in such State, and executed by the Lender in such State.

9.20          ARBITRATION AGREEMENT AND WAIVER OF JURY TRIAL.   EACH LOAN PARTY AGREES TO BE BOUND BY THE TERMS AND PROVISIONS OF THE BINDING ARBITRATION AGREEMENT AND WAIVER OF JURY TRIAL OF EVEN DATE HEREWITH, WHICH IS INCORPORATED BY REFERENCE HEREIN AND IS ACKNOWLEDGED AS RECEIVED BY EACH LOAN PARTY.

9.21           Counterpart Execution.  This Agreement may be executed in several counterparts, each of which shall be fully effective as will be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the party against whom this Agreement is to be enforced.  This Agreement may be transmitted by facsimile or portable document format (“PDF”), and it is the intent of the parties for the facsimile of any autograph printed by a receiving facsimile machine or PDF to be an original signature and for the facsimile or PDF and any complete photocopy of the Agreement to be deemed an original counterpart.

9.22           Controlling Document.  In the event of any conflict between the provisions of this Agreement and the Collateral Assignment, it is the intent of the parties hereto that the provisions of the Collateral Assignment shall control. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents (other than the Collateral Assignment), it is the intent of the parties hereto that the provisions of this Agreement shall control.  All of the Loan Documents are by this reference incorporated into this Agreement.

9.23           Imaging of Documents. The Loan Parties expressly acknowledge, understand and agree that Lender's document retention policy involves the imaging of the Loan Documents and the destruction of the paper originals thereof.  In connection therewith, the Loan Parties hereby waive any and all rights they have or may have to claim, for any and all purposes whatsoever, that imaged copies of any or all of the Loan Documents are not originals thereof.

9.24           Time of Essence.  Time shall be of the essence in this Agreement.

9.25           LOAN PARTY’S CERTIFICATION.  EACH LOAN PARTY HEREBY CERTIFIES, ACKNOWLEDGES, REPRESENTS AND AGREES AS FOLLOWS:

THE LENDER HAS NOT REQUIRED, AS A CONDITION TO THE LOAN, THAT:

(A)           SUCH LOAN PARTY (OR ANY AFFILIATE, SUBSIDIARY OR OTHER PERSON ASSOCIATED WITH SUCH LOAN PARTY) OBTAIN SOME ADDITIONAL CREDIT, PROPERTY, OR SERVICE FROM LENDER, FROM ANY BANK HOLDING COMPANY OF LENDER AND/OR FROM ANY OTHER SUBSIDIARY OF ANY SUCH BANK HOLDING COMPANY;

(B)           SUCH LOAN PARTY (OR ANY AFFILIATE, SUBSIDIARY OR OTHER PERSON ASSOCIATED WITH SUCH LOAN PARTY) PROVIDE

SOME ADDITIONAL CREDIT, PROPERTY, OR SERVICE TO LENDER, OTHER THAN THOSE RELATED TO AND USUALLY PROVIDED IN CONNECTION WITH A LOAN, DISCOUNT, DEPOSIT, OR TRUST SERVICE;

(C)           SUCH LOAN PARTY (OR ANY AFFILIATE, SUBSIDIARY OR OTHER PERSON ASSOCIATED WITH SUCH LOAN PARTY) PROVIDE SOME ADDITIONAL CREDIT, PROPERTY, OR SERVICE TO ANY BANK HOLDING COMPANY OF LENDER, OR TO ANY OTHER SUBSIDIARY OF ANY SUCH BANK HOLDING COMPANY; OR

(D)           SUCH LOAN PARTY (OR ANY AFFILIATE, SUBSIDIARY OR OTHER PERSON ASSOCIATED WITH SUCH LOAN PARTY) SHALL NOT OBTAIN SOME OTHER CREDIT, PROPERTY, OR SERVICE FROM A COMPETITOR OF LENDER, ANY BANK HOLDING COMPANY OF LENDER, OR ANY SUBSIDIARY OF ANY SUCH BANK HOLDING COMPANY, OTHER THAN A CONDITION OR REQUIREMENT THAT LENDER SHALL REASONABLY IMPOSE IN A CREDIT TRANSACTION TO ASSURE THE SOUNDNESS OF THE CREDIT.

NOTWITHSTANDING THE FOREGOING, TO THE EXTENT ANY SUCH REQUIREMENT MAY HAVE EXISTED OR BEEN IMPOSED PRIOR TO THE CLOSING OF THE LOAN, (I) SUCH REQUIREMENT IS HEREBY SPECIFICALLY NEGATED AND DISCLAIMED BY LENDER, AND (II) EACH LOAN PARTY HEREBY RELEASES, RELINQUISHES AND FOREVER DISCHARGES LENDER, AS WELL AS ITS PREDECESSORS, SUCCESSORS, ASSIGNS, AGENTS, OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES, OF AND FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS AND CAUSES OF ACTION OF ANY AND EVERY KIND OR CHARACTER, PAST OR PRESENT, WHICH SUCH LOAN PARTY MAY HAVE AGAINST LENDER AND ITS PREDECESSORS, SUCCESSORS, ASSIGNS, AGENTS, OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES ARISING OUT OF OR WITH RESPECT TO ANY SUCH REQUIREMENT.

9.26           FINAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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EXECUTED as of the date and year first above written.

BORROWER:		GUARANTOR:

MNHP NOTE HOLDER, LLC, a Delaware limited liability company		MOODY NATIONAL MORTGAGE CORPORATION, a Texas corporation

By:	MOODY NATIONAL OPERATING PARTNERSHIP I, L.P.,
	a Delaware limited partnership, its Manager	By:	/s/ Brett C. Moody
Brett C. Moody, President
By:	MOODY NATIONAL REIT I, INC.,
	a Maryland corporation, its General Partner	MOODY NATIONAL MANAGEMENT, L.P.,
a Texas limited partnership
By:	/s/ Brett C. Moody
	Brett C. Moody, CEO	By:	MOODY MANAGEMENT CORPORATION,
a Texas corporation, its General Partner
LENDER:
		By:	/s/ Brett C. Moody
PATRIOT BANK,			Brett C. Moody, President
a Texas banking association
MOODY NATIONAL REALTY COMPANY, L.P.,
By:	/s/ Jim Franer	a Texas limited partnership
Jim Franer, Executive Vice President
		By:	MOODY REALTY CORPORATION,
a Texas corporation,
its General Partner

		By:	/s/ Brett C. Moody
Brett C. Moody, President

Exhibits:
Exhibit “A” – Closing Matters
Exhibit “B” – Insurance Requirements
Exhibit “C” – Permitted Temporary Defaults
Exhibit “D” – Modification Agreement

EXHIBIT “A”
TO
COMMERCIAL LOAN AGREEMENT

The Note, dated the Closing Date.

The Collateral Assignment, dated the Closing Date.

The original Collateral Note, together with the Allonge.

The Guaranty Agreements, dated the Closing Date.

A favorable opinion of counsel for each Loan Party covering such matters incident to the Loan and the Loan Documents as Lender may request.

The Tax Agreement.

Financing Statements (Form UCC-1 or as required by Lender) with respect to the security interests granted in the Loan Documents, together with evidence of the priority of the respective security interests perfected thereby.

Insurance Policies, certificates and binders required pursuant to Section 4.01 and Exhibit “B” to this Agreement.

Financial Statements.

The following organizational documents for each Loan Party:

(a)           Resolutions. Resolutions of the Board of Directors (or other governing body) of each Loan Party certified by the Secretary or an Assistant Secretary (or other custodian of records) of such Loan Party, which authorize the execution, delivery, and performance by such Loan Party, of this Agreement and the other Loan Documents to which such Loan Party is or is to be a party;

(b)           Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which each Loan Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such Persons;

(c)           Constituent Documents. The Constituent Documents for each Loan Party as of a date acceptable to the Lender;

(d)           Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of each Loan Party as to the existence and good standing of such Loan Party, each dated within forty-five (45) days prior to the date of the Closing Date; and

(e)           Other Information.  Such other satisfactory evidence as Lender shall require that all necessary action on the part of Borrower and each other Loan Party has been taken with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby so that this Agreement and all other Loan Documents to be executed and delivered by or on behalf of Borrower or any other Loan Party will be valid and binding upon Borrower, each other Loan Party or Person executing and delivering such document, as the case may be.

EXHIBIT “B”
TO
COMMERCIAL LOAN AGREEMENT

Insurance Requirements

Borrower shall maintain with responsible insurance companies having at least an A Policyholder's Rating and a Financial Size Rating of XII by Alfred M. Best Company (or another company approved by Lender) the following:

1.           Hazard Insurance.  Insurance with respect to all insurable Collateral against loss or damage by fire, lightning, windstorm, explosion, hail, tornado, collapse, riot, riot attending a strike, sprinkler leakage, civil commotion, damage from aircraft and vehicles, and smoke damage and loss or damage from such hazards as are presently included in so called "extended coverage" and against vandalism and malicious mischief and against such other insurable hazards as may be required by Lender for the benefit of Borrower and Lender as named insured and/or loss payees.  The amount of such insurance shall be the full replacement cost of the buildings, improvements, furniture, furnishings, fixtures, equipment and other items (whether personalty or fixtures) included in the Collateral, without deduction for depreciation.  Full replacement cost, as used herein, means, with respect to the buildings and improvements, the cost of replacing the buildings and improvements, exclusive of the cost of excavations, foundations and footings below the first floor slab grade, but including the cost of debris removal, and means, with respect to such furniture, furnishings, fixtures, equipment and other items, the cost of replacing same.  Each such policy shall contain a replacement cost endorsement and such other endorsements as are sufficient to prevent Borrower and Lender from becoming a coinsurer with respect to such buildings and improvements.  Such insurance shall be "All-Risk" form.

2           Flood Insurance.  If and to the extent any of the Collateral is located in a flood hazard area, a federal flood insurance policy in an amount equal to the lesser of the amount of the Loan or the maximum amount available.

3.           Other.  Such other insurance on the Collateral, or any replacements or substitutions thereof, or additions thereto, and in such amounts as may from time to time be required by Lender against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of the buildings and improvements, or any replacements or substitutions therefor, or additions thereto, and their construction, location, use and occupancy.

All insurance policies shall be "occurrence" based policies, issued and maintained by Insurers, in amounts, with deductibles, and in form satisfactory to Lender, shall require not less than thirty (30) days' prior written notice to Lender of any cancellation lapse, expiration, reduction or other change of coverage, and shall provide, if possible, for payment of all costs and expenses incurred by Lender in the event of any contested claim.  Without limiting the discretion of Lender with respect to required endorsements to insurance policies, all such policies for loss or damage to the Collateral shall contain a standard mortgagee clause (without contribution) naming Lender as mortgagee with loss proceeds payable to Lender.  All such policies also shall provide that the validity and enforceability of such policies will not be affected by, and the proceeds of such policies will be payable to Lender notwithstanding any (i) act, failure to act, or negligence of the insured, (ii) any violation of any warranty, declaration or condition contained in any such policy by the insured, (iii) the occupancy or use of the Collateral for purposes more hazardous than permitted by the terms of the policy, (iv) the exercise of the power of sale or any foreclosure or other action or proceeding taken by Lender pursuant to the Loan Documents, or (v) any change in title to or ownership of the Collateral.  In the case of policies of "extended coverage" insurance carried by a lessee of the Collateral for the benefit of Borrower, Borrower will upon request of Lender cause such policies to be endorsed to provide for payment of proceeds to Lender as its interests may appear.

EXHIBIT “C”
TO
COMMERCIAL LOAN AGREEMENT

Permitted Temporary Defaults under Collateral Loan Documents

1.	Collateral Note Maker’s failure to maintain a debt service coverage ratio of 1.25 to 1.00 as required under Section 5.07 (Ratios) of the Collateral Loan Agreement.

2.
Collateral Note Maker’s failure to maintain the FF&E Reserve Account (as defined in Collateral Loan Agreement) in the manner required under Section 5.10 (Reserve Accounts) of the Collateral Loan Agreement.

EXHIBIT “D”
TO
COMMERCIAL LOAN AGREEMENT

Form of Authorized Modification Agreement
[To be attached]